SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 8)*

Wesco Aircraft Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

950814103

(CUSIP Number)

January 9, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons The Carlyle Group Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person CO

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Group Management L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I GP Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person CO

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I GP Sub L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Carlyle Holdings I L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person PN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons CG Subsidiary Holdings L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons TC Group, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons TC Group IV Managing GP, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Falcon Aerospace Holdings, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Han Sun Cho

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Victoria J. Conner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Gregory Dietz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Paul E. Fulchino

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons The Paul E Fulchino 2012 Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Florida

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Sheryl Knights

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Alex Murray

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Robert D. Paulson

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons John Segovia

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Randy J. Snyder

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Randy Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Susan Snyder 2009 Extended Family Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person OO (Trust)

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons David L. Squier

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Shirley Warner

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Bruce Weinstein

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103		Schedule 13G

1	Names of Reporting Persons Dana Wilkin

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 0

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person IN

CUSIP No. 950814103	Schedule 13G

Item 1.
(a)	Name of Issuer: Wesco Aircraft Holdings, Inc. (the “Issuer”)
(b)	Address of Issuer’s Principal Executive Offices: 24911 Avenue Stanford Valencia, CA 91355

Item 2.
(a)

Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Carlyle Reporting Person” and collectively as the “Carlyle Reporting Persons.”  This statement is filed on behalf of:

Carlyle Group Management L.L.C.

The Carlyle Group Inc.

Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Sub L.L.C.

Carlyle Holdings I L.P.

CG Subsidiary Holdings L.L.C.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

Falcon Aerospace Holdings, LLC

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is also filed on behalf of:

Han Sun Cho

Victoria J. Conner

Gregory Dietz

Paul E. Fulchino

The Paul E Fulchino 2012 Family Trust

Sheryl Knights

Alex Murray

Robert D. Paulson

John Segovia

Randy J. Snyder

Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

CUSIP No. 950814103	Schedule 13G

Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust

David L. Squier

Shirley Warner

Bruce Weinstein

Dana Wilkin

(b)

Address or Principal Business Office:

The business address of each of the Carlyle Reporting Persons is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

The address for each of the Reporting Persons is c/o Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, CA 91355.

(c)

Citizenship of each Reporting Person is:

Each of the Carlyle Reporting Persons is organized in the state of Delaware.

Each of the Reporting Persons is a citizen of the United States of America, except the Joshua Jack Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Joshua Jack Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust, the Justin Henry Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, the Randy Snyder 2009 Extended Family Trust, the Susan Snyder 2009 Extended Family Trust, the Todd Ian Snyder Exempt Trust U/T Randy Snyder 2005 Grantor Trust and the Todd Ian Snyder Exempt Trust U/T Susan Snyder 2005 Grantor Trust, which are trusts organized in the State of California, the Paul E Fulchino 2012 Family Trust, which is a trust organized in the State of Florida, and Alex Murray, who is a citizen of the United Kingdom.

	(d)	Title of Class of Securities: Common stock, $0.001 par value per share (“Common Stock”).
	(e)	CUSIP Number: 950814103

Item 3.
Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 4.	Ownership (a-c)
As of the date hereof, the Carlyle Reporting Persons and the Reporting Persons do not beneficially own any shares of the Issuer’s Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Carlyle Reporting Persons and the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Issuer’s Common Stock, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

CUSIP No. 950814103	Schedule 13G

Item 10.	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      January 13, 2020

CARLYLE GROUP MANAGEMENT L.L.C.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

THE CARLYLE GROUP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP INC.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I GP SUB L.L.C.
By:	Carlyle Holdings I GP Inc., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CARLYLE HOLDINGS I L.P.

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

CUSIP No. 950814103	Schedule 13G

CG SUBSIDIARY HOLDINGS L.L.C.
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

TC GROUP, L.L.C.
By:	CG Subsidiary Holdings L.L.C., its managing member
By:	Carlyle Holdings I L.P., its managing member

By:	/s/ Anne Frederick, attorney-in-fact
Name:	Curtis L. Buser
Title:	Chief Financial Officer

TC GROUP IV MANAGING GP, L.L.C.

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

FALCON AEROSPACE HOLDINGS, LLC
By:	TC Group IV Managing GP, L.L.C., its Managing Member

By:	/s/ Jeremy W. Anderson
Name:	Jeremy W. Anderson
Title:	Authorized Person

Han Sun Cho

by:	/s/ John G. Holland, attorney-in-fact
Name:	Han Sun Cho

Victoria J. Conner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Victoria J. Conner

CUSIP No. 950814103	Schedule 13G

Gregory Dietz

by:	/s/ John G. Holland, attorney-in-fact
Name:	Gregory Dietz

Paul E. Fulchino

by:	/s/ John G. Holland, attorney-in-fact
Name:	Paul E. Fulchino

The Paul E Fulchino 2012 Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	The Paul E Fulchino 2012 Family Trust

Sheryl Knights

by:	/s/ John G. Holland, attorney-in-fact
Name:	Sheryl Knights

Alex Murray

by:	/s/ John G. Holland, attorney-in-fact
Name:	Alex Murray

Robert D. Paulson

by:	/s/ John G. Holland, attorney-in-fact
Name:	Robert D. Paulson

John Segovia

by:	/s/ John G. Holland, attorney-in-fact
Name:	John Segovia

Randy J. Snyder

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy J. Snyder

CUSIP No. 950814103	Schedule 13G

Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Joshua Jack Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Justin Henry Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

Randy Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Randy Snyder 2009 Extended Family Trust

Susan Snyder 2009 Extended Family Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Susan Snyder 2009 Extended Family Trust

CUSIP No. 950814103	Schedule 13G

Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Randy Snyder 2005 Grantor Trust

Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

by:	/s/ John G. Holland, attorney-in-fact
Name:	Todd Ian Snyder Exempt Trust
U/T Susan Snyder 2005 Grantor Trust

David L. Squier

by:	/s/ John G. Holland, attorney-in-fact
Name:	David L. Squier

Shirley Warner

by:	/s/ John G. Holland, attorney-in-fact
Name:	Shirley Warner

Bruce Weinstein

by:	/s/ John G. Holland, attorney-in-fact
Name:	Bruce Weinstein

Dana Wilkin

by:	/s/ John G. Holland, attorney-in-fact
Name:	Dana Wilkin

CUSIP No. 950814103	Schedule 13G

LIST OF EXHIBITS

Exhibit No.	Description

24.2	Power of Attorney of the Reporting Persons (incorporated by reference to Exhibit 24.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2012).

24.3	Power of Attorney of the Paul E Fulchino 2012 Family Trust (incorporated by reference to Exhibit 24.3 to the Schedule 13G filed by the Reporting Persons on February 13, 2018).

24.4	Power of Attorney of the Carlyle Reporting Persons (incorporated by reference to Exhibit 24.4 to the Schedule 13G filed by the Reporting Persons on February 13, 2019).

99	Joint Filing Agreement.